EXHIBIT 99.1

MetroCorp Announces the Appointment of Robert W. Hsueh to Its Board of Directors

HOUSTON, June 12, 2007 (PRIME NEWSWIRE) -- MetroCorp Bancshares, Inc. (the "Company") (Nasdaq:MCBI) announced today that Robert W. Hsueh was appointed as a Class I director to fill a vacancy existing on the Company's board of directors, effective June 12, 2007. In connection with the appointment, the Company's board of directors determined that Mr. Hsueh is an independent director as defined in the listing standards of NASDAQ Global Market. Accordingly, 7 of the Company's 13 directors are independent thus satisfying the NASDAQ independent director requirement as set forth in the Marketplace Rule 4350.

George M. Lee, Chief Executive Officer and Executive Vice Chairman, stated, "We are pleased and honored to have Mr. Robert Hsueh join us on the Company's board as an independent director. Robert has been a practicing attorney in the Dallas/Fort Worth area for the past 27 years specializing in international business and immigration law. His contributions to the community for the past two decades have been well recognized. Currently he serves as an Arbitrator to the China International Economic and Trade Arbitration Commission, a member of the Board of Directors of the DFW International Airport, the Dallas Museum of Art, and the World Affairs Council of Greater Dallas, a member of U.S. Senators John Cornyn's and Kay Bailey Hutchison's Federal Judiciary Evaluation Committee, Chairman of the Dallas-China Partnership, the Hong Kong Association of Northern Texas, founding Chairman of the Greater Dallas Asian American Chamber of Commerce and an active leader in other civic and business organizations." Lee continued, "We believe Robert's experience and expertise will provide added leadership at the board level to our strategic growth into the Greater China market as well as our expansion plan in the Dallas/Fort Worth region. In addition, we are looking to Robert for his active participation and guidance in governance, policy and regulatory matters."

MetroCorp Bancshares, Inc. provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has 13 full-service banking locations in the greater Houston, and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas and one loan production office in San Francisco, California. As of March 31, 2007, the Company had consolidated assets of $1.3 billion. For more information, visit the Company's web site at http://www.metrobank-na.com.

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CONTACT:  MetroCorp Bancshares, Inc.
          George M. Lee, CEO
          (713) 776-3876